UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 30, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 0-26307

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Jeantex Group, Inc.

(Exact name of registrant as specified in its charter)

Florida                                                                                                     82-0190257

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

17011 Beach Blvd., Suite 1230, Huntington Beach, California 92647

(Address of principal executive offices)

(714) 843-5455

(Issuer's telephone number, including area code)

Item 1.01    Entry into a Material Definitive Agreement.

    On December 20, 2005, Lexor Holdings, Inc. ("Lexor" or the "Company") entered into a Stock Purchase Agreement ("Agreement") with Yves Castaldi Corporation, a California corporation ("Castaldi").  Pursuant to the terms of the Agreement, Lexor has agreed to acquire 51% of the total issued and outstanding equity interests of Castaldi (10,408 shares of the common stock) in exchange for the payment of $650,000 in cash ($50,000 paid on December 29, 2005 and an executed promissory note for the remaining $600,000 of which $300,000 is to be used for working capital) and the issuance of 10,000,000 newly-issued shares of Lexor common stock.  The 10,000,000 shares of Jeantex restricted common stock will be vested on a pro-rata basis, based on a minimum of $10,000,000 in revenues and between $2.5 and $3.0 million in net profit to be generated by Castaldi in the next 12 months.  The closing of this acquisition was set to occur on or before December 30, 2005. A copy of the Stock Purchase Agreement is attached hereto as Exhibit 10.5.

    Jeantex is in the business of designing, developing, manufacturing and marketing of several lines of Premium denim jeans wear, such as "I-Generation", "Just Yves" and "Instinct Yves".

Item 2.01    Completion of Acquisition or Disposition of Assets.

    On December 30, 2005, the transaction contemplated in the Agreement was completed and a Closing Memorandum was executed by all parties.  The Closing Memorandum is attached hereto as Exhibit 10.6

Item 9.01    Financial Statements and Exhibits

Exhibits

    Exhibit 10.5 -  Stock Purchase Agreement between the Company and Yves Castaldi Corporation, dated December 20, 2005

    Exhibit 10.6 - Closing Memorandum for the Stock Purchase of Castaldi Corporation by Lexor Holdings, Inc., dated December 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2005

JEANTEX GROUP, INC.

/s/ Henry Fahman

     Henry Fahman,

     Interim CEO